Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

May 19, 2017

The Chartwell Funds
1205 Westlakes Drive, Suite 100
Berwyn, Pennsylvania 19312

Re:	Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A relating to The Chartwell Funds, File Nos. Nos. 333-216993 and 811-23244

Ladies and Gentlemen:

We have acted as counsel to The Chartwell Funds, a Delaware statutory trust (the “Trust”), including its new series, Berwyn Fund, Berwyn Income Fund, Chartwell Mid Cap Value Fund, Chartwell Short Duration High Yield Fund, Chartwell Small Cap Value Fund and Chartwell Small Cap Growth Fund (the “Series”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Pre-Effective Amendment No. 1 to the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933 and Amendment No. 1 to such Registration Statement under the Investment Company Act of 1940 (the “Amendment”).

We have reviewed the Trust’s Agreement and Declaration of Trust (“Declaration of Trust”) and By-Laws (“By-Laws”), and resolutions adopted by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1. The shares of the Series will be issued in accordance with the Trust’s Declaration of Trust and By-Laws, and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of the Series.

2. The Series’ shares will be issued against payment therefor as described in the Series’ then-current Prospectus and Statement of Additional Information relating thereto, and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without par value, of the Series to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

Philadelphia ● Washington ● New York ● Chicago

A Pennsylvania Limited Liability Partnership

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	/s/ Alan R. Gedrich
Alan R. Gedrich, Esq., a Partner